Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

For release at 8 a.m. EDT

Rayonier Reports Strong Third Quarter 2011 Results

JACKSONVILLE, FL, October 25, 2011 - Rayonier (NYSE:RYN) today reported third quarter net income of $105 million, or 84 cents per share. The results include a $16 million tax benefit from the reversal of a reserve relating to the taxability of the 2009 alternative fuel mixture credit (“AFMC”). Excluding this benefit, net income was $89 million, or 71 cents per share, compared to $63 million, or 51 cents per share, in the prior year period.
Year-to-date 2011 net income totaled $220 million, or $1.75 per share, compared to $158 million, or $1.30 per share, in 2010. Excluding special items,1 year-to-date 2011 net income rose to $204 million, or $1.62 per share, from $147 million, or $1.21 per share in 2010.
Cash provided by operating activities was $326 million for the first nine months of 2011 compared to $473 million for the prior year period. Year-to-date cash available for distribution2 ("CAD") was $242 million versus $400 million in 2010. The 2010 results included the receipt of $189 million related to the AFMC. (See Schedule D for more details.)
“We continued to deliver strong operating results this quarter, with solid earnings and cash flows well in excess of our recently increased dividend,” said Lee M. Thomas, Chairman and CEO.
“In Forest Resources, we leveraged our proximity to major ports in the Pacific Northwest, selling into growing Asian export markets and locking in volumes as prices increased. In Performance Fibers, demand continued to exceed production capacity for our high purity cellulose specialties.”

Forest Resources
Third quarter sales of $57 million were $10 million above the prior year period, while operating income of $11 million increased $2 million. Year-to-date sales of $162 million increased $19 million from 2010, while operating income of $34 million was $8 million above prior year results despite a $3 million second quarter loss for damage from forest fires.
Prices for our logs in the Northwest United States and New Zealand increased from the prior year periods due to continuing strong export demand from Asian markets. The strength in these regions more than offset higher logging costs in the Northern region and lower results in the Atlantic and Gulf regions primarily due to the impact from forest fires and softer grade markets.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Real Estate
Third quarter sales of $32 million were $13 million below the prior year period, while operating income of $28 million declined $3 million. Year-to-date, sales of $58 million were $33 million below 2010, and operating income of $40 million declined $12 million. Decreases in non-strategic timberland and rural volumes were offset in part by higher margins per acre due to property mix. Third quarter 2011 also benefited from a $6 million property tax settlement covering 2005 through 2010.
Performance Fibers
Third quarter sales of $255 million were $9 million above the prior year period, while operating income of $75 million was $13 million higher. The third quarter 2011 results reflect higher cellulose specialties prices due to strong market demand partially offset by increased input costs and lower sales volumes due to the timing of customer orders. Absorbent materials prices declined from the prior year.
For the nine month period, sales of $739 million were $91 million above 2010, while operating income of $222 million increased $70 million. Higher cellulose specialties and absorbent materials prices reflecting stronger global market demand more than offset increased input and transportation costs.
Other Items
Corporate and other expenses of $6 million for third quarter 2011 were $2 million below the prior year period primarily due to the receipt of an insurance settlement. Year-to-date, corporate and other expenses were $21 million, consistent with 2010 (excluding the first quarter 2010 New Zealand gain on sale.1) Interest and other expenses were comparable for the 2011 and 2010 periods.

The effective tax rates for the quarter and year-to-date 2011 were a 9.0 percent benefit and a 7.5 percent expense, respectively. The effective tax rates for the comparable 2010 periods were 20.9 percent and 16.0 percent, respectively. The decline in the effective tax rates for the 2011 periods is primarily due to the reversal of the $16 million reserve relating to the taxability of the AFMC and benefits associated with the structuring of a transfer of higher and better use properties to the Taxable REIT Subsidiary from the REIT.

Outlook
“Our actions to create value continue to drive strong cash flows and operating results. We are increasing our 2011 guidance as we now expect pro forma earnings of $2.07 to $2.15 per share versus our prior guidance of $1.90 to $2.07 per share,” commented Thomas.
“We're pleased with the progress we've made on key strategic initiatives that position us for future growth. We expect to close on the acquisition of 250,000 acres of Southeastern timberland in November, strengthening our presence in attractive end markets and increasing our timberland holdings to more than 2.7 million acres,” Thomas said. “We are on track with the 190,000 ton expansion of our high purity cellulose specialties capacity at Jesup mill. Approximately 70 percent of this new volume is already committed, and we continue to see strong interest from customers for the remaining volume.”
“We believe our strategy of providing an attractive, growing dividend and investing strategic capital to strengthen and expand our businesses will continue to create superior value over time for our shareholders,” Thomas concluded.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Further Information
A conference call will be held on Tuesday, October 25, 2011 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.

1 Year-to-date 2011 operating income includes a $16 million tax benefit from the reversal of a reserve relating to the taxability of the AFMC. Year-to-date 2010 operating income included a first quarter gain of $12 million from the sale of a portion of the Company's interest in its New Zealand joint venture.
2 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The Company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The Company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA, and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the Company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and, changes in tax laws that could reduce the benefits associated with REIT status.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the Company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2011 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Sales	$385.1	$357.4	$377.5	$1,100.2	$999.9
Costs and expenses
Cost of sales	266.2	262.8	269.2	786.5	745.0
Selling and general expenses	15.8	16.0	17.1	48.2	49.3
Other operating income, net	(5.2)	(0.5)	(0.9)	(9.5)	(19.7)
Operating income (a)	108.3	79.1	92.1	275.0	225.3
Interest expense	(12.4)	(12.6)	(12.9)	(38.3)	(37.7)
Interest and other income, net	0.4	0.3	0.3	0.9	0.9
Income before taxes	96.3	66.8	79.5	237.6	188.5
Income tax benefit (expense) (b)	8.6	(10.3)	(16.6)	(17.8)	(30.1)
Net income	$104.9	$56.5	$62.9	$219.8	$158.4
Net Income per Common Share (c):
Basic
Net Income	$0.86	$0.46	$0.52	$1.81	$1.32
Diluted
Net Income	$0.84	$0.45	$0.51	$1.75	$1.30
Pro forma Net Income (d)	$0.71	$0.45	$0.51	$1.62	$1.21

Dividends Per Share (c)	$0.40	$0.36	$0.33	$1.12	$1.00

Weighted Average Common
Shares used for determining (c)
Basic EPS	121,790,059	121,692,663	120,394,172	121,665,644	120,057,048
Diluted EPS (e)	125,599,609	126,191,424	122,206,125	125,530,100	121,777,268

(a) The three and nine months ended September 30, 2011 include a $5.8 million property tax settlement for prior years. The nine months ended September 30, 2010 include a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture.

(b) The three and nine months ended September 30, 2011 include a tax benefit of $16.0 million from the reversal of a reserve related to the taxability of the AFMC.

(c) EPS, dividends per share and weighted average common shares have been adjusted to reflect the August 2011 3-for-2 stock split.

(d) For the three and nine months ended September 30, 2011, pro forma net income excludes a gain of $0.13 per share from the reversal of a reserve related to the taxability of the AFMC. For the nine months ended September 30, 2010, pro forma net income excludes a gain of $0.09 per share from the sale of a portion of the New Zealand joint venture interest. Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

(e) The increase in dilutive shares for the three and nine months ended September 30, 2011, and the three months ended June 30, 2011, is primarily due to the potential dilutive impact of the Senior Exchangeable Notes due in 2012 and 2015.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
September 30, 2011 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$362.3	$349.5
Other current assets	286.0	259.8
Timber and timberlands, net of depletion and amortization	1,192.4	1,137.9
Property, plant and equipment	1,565.1	1,506.7
Less - accumulated depreciation	(1,144.5)	(1,121.4)
Net property, plant and equipment	420.6	385.3
Investment in New Zealand JV	80.3	68.5
Other assets	153.1	162.7
	$2,494.7	$2,363.7
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$116.2	$93.1
Other current liabilities	184.0	151.8
Long-term debt	658.5	675.1
Non-current liabilities for dispositions and discontinued operations	75.2	81.7
Other non-current liabilities	92.8	110.4
Shareholders' equity	1,368.0	1,251.6
	$2,494.7	$2,363.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2011	2010
Cash provided by operating activities:
Net income	$219.8	$158.4
Depreciation, depletion, amortization	101.8	115.7
Non-cash basis of real estate sold	3.1	6.5
Other items to reconcile net income to cash provided by operating activities	16.4	20.5
Changes in working capital and other assets and liabilities (a)	(14.8)	172.1
	326.3	473.2
Cash used for investing activities:
Capital expenditures	(87.2)	(95.6)
Purchase of timberlands	(94.2)	—
Jesup mill cellulose specialties expansion	(14.6)	—
Change in restricted cash	8.5	(13.2)
Other	7.0	6.2
	(180.5)	(102.6)
Cash used for financing activities:
Borrowings of debt, net of repayments and issuance costs	(2.0)	59.8
Dividends paid	(136.6)	(120.2)
Issuance of common shares	8.2	21.5
Repurchase of common shares	(7.9)	(6.0)
Excess tax benefits on stock-based compensation	5.0	5.1
	(133.3)	(39.8)
Effect of exchange rate changes on cash	0.3	(0.1)
Cash and cash equivalents:
Change in cash and cash equivalents	12.8	330.7
Balance, beginning of year	349.5	75.0
Balance, end of period	$362.3	$405.7

(a) The nine months ending September 30, 2010 includes a $189.1 million refund related to the alternative fuel mixture credit.

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
September 30, 2011 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Sales
Forest Resources	$57.3	$57.0	$47.3	$162.5	$143.4
Real Estate	32.2	12.3	45.2	57.9	90.9
Performance Fibers
Cellulose specialties	207.5	192.3	186.7	593.8	506.6
Absorbent materials	48.0	40.5	59.6	145.6	141.4
Total Performance Fibers	255.5	232.8	246.3	739.4	648.0
Wood Products	16.5	18.0	14.7	50.2	52.1
Other Operations	25.9	38.5	25.4	94.9	72.8
Intersegment Eliminations	(2.3)	(1.2)	(1.4)	(4.7)	(7.3)
Total sales	$385.1	$357.4	$377.5	$1,100.2	$999.9

Pro forma operating income/(loss)
Forest Resources	$10.8	$11.8	$9.2	$33.7	$26.0
Real Estate	28.1	5.0	30.8	40.5	52.3
Performance Fibers	74.9	71.1	62.3	221.7	152.2
Wood Products	(0.7)	(1.0)	(1.4)	(1.3)	2.9
Other Operations	1.1	(1.0)	(0.8)	1.0	0.5
Corporate and other (a)	(5.9)	(6.8)	(8.0)	(20.6)	(21.0)
Pro forma operating income	$108.3	$79.1	$92.1	$275.0	$212.9

(a) For the nine months ended September 30, 2010, Corporate and other excludes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2011 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Nine Months Ended
	September 30,	September 30,
	2011	2010
Cash provided by operating activities (b)	$326.3	$473.2
Capital expenditures (c)	(87.2)	(95.6)
Change in committed cash	(0.1)	11.6
Excess tax benefits on stock-based compensation	5.0	5.1
Other	(2.3)	6.1
Cash Available for Distribution	$241.7	$400.4

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions net of associated financing. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Cash provided by operating activities for the nine months ended September 30, 2010 includes a $189.1 million refund related to the alternative fuel mixture credit.

(c) Capital expenditures exclude strategic capital. Through September 30, 2011, strategic capital totaled $94.2 million for timberlands and $14.6 million for the Jesup mill cellulose specialties expansion.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	September 30, 2011
		Per Diluted Share*
	$
Net Income	$104.9	$0.84
Reversal of tax reserve related to the taxability of the AFMC	(16.0)	(0.13)
Pro forma Net Income	$88.9	$0.71

	Nine Months Ended
	September 30, 2011		September 30, 2010
		Per Diluted Share*		Per Diluted Share*
	$		$
Operating Income	$275.0		$225.3
Gain on sale of a portion of New Zealand JV interest	—		(12.4)
Pro forma Operating Income	$275.0		$212.9

Net Income	$219.8	$1.75	$158.4	$1.30
Reversal of tax reserve related to the taxability of AFMC	(16.0)	(0.13)	—	—
Gain on sale of a portion of New Zealand JV interest	—	—	(11.5)	(0.09)
Pro forma Net Income	$203.8	$1.62	$146.9	$1.21

* Earnings per share amounts have been adjusted to reflect the August 2011 3-for-2 stock split.

D